Reed’s, Inc. Announces Second Quarter 2018 Financial Results

Net sales increased 6%; core brand gross sales increased 13%

Gross margin expanded 1340 basis points to 32% and gross profit increased 81%

Successfully launched Virgil’s Zero Sugar in cans

Continued progress on transformation plan

LOS ANGELES, August 13, 2018 (GLOBE NEWSWIRE) — Reed’s Inc. (NYSE American:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal second quarter 2018 ended June 30, 2018.

Financial Highlights for the Second Quarter of 2018

●	Net Sales increased 6% to $9.4 million from $8.9 million in the prior year, core brand gross sales increased 13%;

●	Gross margin increased 1340 basis points to 32% from 19% in the prior year period. Sequentially, gross margin increased 460 basis points from the first quarter of 2018. Gross profit increased 81% to $3.0 million from $1.7 million in the prior year period;

●	Operating loss was $2.8 million compared to $1.2 million in the prior year period. The year over year variance was primarily driven by non-cash stock compensation, accruals for bonuses and one-time severance accruals related to the Company’s planned corporate relocation;

●	Net loss was $3.4 million or $0.13 per share compared to net income of $0.2 million or $0.01 per share in the prior year period. Prior year results benefitted from a $3.3 million non-cash change in the fair value of warrant liability;

●	Modified EBITDA loss was $1.1 million compared to $0.8 million in the prior year period.

Management Commentary

“We generated solid sales growth driven by double-digit core brand gross sales growth, which included the successful launch of Virgil’s Zero Sugar in May. Our transformation efforts drove incremental gross margin improvement as gross profit nearly doubled over the prior year and we achieved our initial target of a gross margin above 30%. Considerable opportunities still exist to further expand margin and accelerate sales growth,” stated Val Stalowir CEO of Reed’s, Inc. “We continue to progress with repositioning our company as an asset-light sales and marketing focused organization. We recently announced the relocation of our corporate office to Norwalk, CT, which will complete the people portion of the transition. We have also executed a term sheet for a new secured revolving line of credit with improved terms and significantly reduced annual debt service. We anticipate that this refinancing will be completed prior to October 2018. We remain in negotiations with a potential buyer for our Los Angeles manufacturing facility and plan to exit the facility by year-end, which will conclude the key elements of the company’s transformation.”

“I am very encouraged by the organizational improvements happening across the Company. We recently announced several significant additions to our management team that are already having a positive impact on the organization. We are enhancing the leadership, processes and systems that will drive further improvements across each function of the business. Our sales and marketing efforts are starting to ramp up, including early benefits from our new broker relationships and our expanding distribution of Virgil’s Zero Sugar. The Virgil’s brand refresh is complete, the website and social media platforms are up and running and we are excited to add Jeopardy champion, Austin Rogers, as our first genius brand ambassador. The refresh, the Zero products and marketing initiatives are starting to build momentum and should continue to drive increased sales and distribution. A similar brand refresh and new Zero Sugar offerings are in the late stages of development for our flagship Reed’s brand. Each of these enhancements, accomplishments and milestones are a reflection of the continued success of our plan to transform the company’s business model and position Reed’s for continued growth.” Stalowir concluded.

Financial Overview for the Second Quarter of 2018 Compared to the Second Quarter of 2017

During the second quarter of 2018, net sales increased 6% to $9.4 million while core brand gross sales increased 13% compared to the same period in 2017. Net sales growth was driven by core brands, as core brand gross volume increased 7% and average gross selling prices increased 6%. The launch of Virgil’s Zero Sugar, which began shipping in May, was a significant driver of core brand volume growth, while a price increase in the third quarter of 2017 was the primary driver of higher average gross selling prices.

Gross profit during the second quarter of 2018 increased 81% to $3.0 million compared to the same period in 2017. Gross margin was 32% of net sales during the second quarter of 2018 compared to 19% of net sales in the same period in 2017, and up from 28% in the first quarter of 2018. The 1340 basis point year over year improvement in gross margin was primarily driven by the benefits of the new glass supplier contract with Owens-Illinois, higher average selling prices, reduced idle plant costs and the benefits of SKU rationalization. The 460 basis point improvement in gross margin when compared to the first quarter of 2018 primarily reflects further benefits from the new glass supplier contract, further sales price improvement and reduced idle plant costs.

Delivery and handling costs increased 43% to $1.2 million during the second quarter of 2018 compared to the same period in 2017. As a percentage of net sales, delivery and handling costs increased 350 basis points compared to the prior year, primarily as a result of transition charges from and to new warehouse partners and an industry wide increase in freight rates. Selling and marketing costs increased 66% to $1.2 million during the second quarter of 2018 due primarily to investments related to the development of a marketing function with agency support resources. As a percentage of net sales, selling and marketing costs increased 470 basis points to 13% and reflects the company’s strategy to enhance brand value and re-accelerate growth of the core brands. Marketing as a percentage of net sales was approximately 5% in the second quarter of 2018. General and administrative expenses increased to $3.4 million during the second quarter of 2018 compared to $1.3 million in the prior year period, primarily as a result of non-cash stock option expense, restricted stock expense, bonus accruals and one-time severance accruals related to the Company’s planned corporate relocation to Norwalk, CT.

Operating loss during the second quarter of 2018 was $2.8 million compared to $1.2 million in the prior year period.

Interest expense decreased to $0.4 million during the second quarter of 2018 from $1.0 million during the second quarter of 2017, reflecting lower average borrowings. Other financing costs associated with the change in fair value of warrant liability were $0.1 million during the second quarter of 2018, compared to a benefit from other financing items of $2.3 million during the second quarter of 2017, consisting of a gain from change in fair value of warrant liability of $3.3 million, partially offset by financing and warrant modification costs of $1.0 million.

Net loss during the second quarter of 2018 was $3.4 million, or $0.13 per share, compared to net income of $0.2 million, or $0.01 per share in the second quarter of 2017. The second quarter of 2017 benefitted from a gain of $3.3 million related to a change in the fair value of warranty liabilities.

Modified EBITDA loss was $1.1 million in the second quarter of 2018 compared to $0.8 million in the second quarter of 2017.

Liquidity and Cash Flow

During the first six months of 2018, the Company used $10.4 million of cash in operating activities compared to $3.2 million of cash used in operating activities in the prior year period. The increase in cash used in operating activities primarily relates to investments in increased finished goods inventory to support plans for the LA plant transition and the launch of the new Virgil’s Zero Sugar line, as well as cash used to pay down stretched payables during the first quarter of 2018. As of June 30, 2018, the Company had cash and cash equivalents of $1.8 million and $2.0 million of available borrowing capacity on its revolving line of credit. On July 19, 2018, the Company executed a term sheet for a secured revolving credit line with borrowing capacity to repay all amounts outstanding under existing credit agreements as well as provide additional working capital if needed at reduced borrowing costs and significantly reduced annual debt service.

Second Quarter 2018 Earnings Call Details

The Company will conduct a conference call at 1:30 pm Pacific Time (4:30 pm Eastern Time) today, August 13, 2018 to discuss its second quarter 2018 results. This conference call can be accessed via a link on Reed’s website at www.reedsinc.com under the “Investors” section or directly at http://public.viavid.com/index.php?id=130825. To listen to the live call over the Internet, please go to Reed’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number, 1-(877) 425-9470 (U.S.); or 1-(201) 389-0878 (International). Please dial in at least five minutes before the start of the conference call.

A replay of the webcast will be archived on the Company’s website under the “Investors” section at www.reedsinc.com for approximately 90 days.

About Reed’s, Inc.

Established in 1989, Reed’s has sold over 500 million bottles of its category leading natural, handcrafted beverages. Reed’s is America’s #1 selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s #1 selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 30,000 retail doors across the natural, specialty, grocery, drug, club and mass channels nationwide. Reed’s Ginger Beers are unique to the category because of the proprietary process of hand brewing its award-winning products using fresh organic ginger combined with natural spices and fruit juices. Reed’s Ginger Beers come in three levels of increasing ginger intensity that deliver a delicious and powerful ginger bite and burn that only comes from fresh ginger root. The Company uses this same handcrafted approach and dedication to the highest quality ingredients in its award-winning Virgil’s line of great tasting, bold flavored craft sodas which are now available in new zero sugar, zero calorie varieties.

Safe Harbor Statement

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information about Reed’s, please visit the Company’s website at: http://www.reedsinc.com or call 800-99-REEDS.

Follow Reed’s on Twitter and Instagram @drinkreeds

Visit Reed’s Facebook Fan Page @reedsgingerbrew

Visit Virgil’s website at: http://www.virgils.com

Follow Virgil’s on Twitter and Instagram @drinkvirgils

Visit Virgil’s Facebook Fan Page @drinkvirgilssoda

Contacts:

Investor Relations

Scott Van Winkle, ICR

(617) 956-6736

Email: scott.vanwinkle@icrinc.com

or

Email: ir@reedsinc.com

www.reedsinc.com

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2018 and 2017

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	2018	2017	2018	2017
Net Sales	$9,389	$8,864	$17,677	$17,159
Cost of goods sold	6,347	7,181	12,332	14,391
Gross profit	3,042	1,683	5,345	2,768

Operating expenses:
Delivery and handling expense	1,247	869	2,203	1,612
Selling and marketing expense	1,210	728	2,223	1,516
General and administrative expense	3,407	1,259	4,866	2,297
Total operating expenses	5,864	2,856	9,292	5,425

Loss from operations	(2,822)	(1,173)	(3,947)	(2,657)
Interest expense	(435)	(995)	(921)	(1,513)
Financing and warrant modification costs	0	(978)	0	(978)
Change in fair value of warrant liability	(118)	3,299	(123)	3,308

Net income (loss) basic and diluted	$(3,375)	$153	$(4,991)	$(1,840)

Dividends on Series A Convertible Preferred Stock	(5)	(5)	(5)	(5)
Net income (loss) attributable to common stockholders	$(3,380)	$148	$(4,996)	$(1,845)
Weighted average number of shares outstanding – basic and diluted	25,142,549	14,013,378	25,067,054	13,982,230
Income (loss) per share – basic and diluted	$(0.13)	$0.01	$(0.20)	$(0.13)

REED’S, INC.

BALANCE SHEETS

As of June 30, 2018 and December 31, 2017

(Amounts in thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash	$1,807	$12,127
Accounts receivable, net of allowance for doubtful accounts and returns and discounts of $670 and $601, respectively	3,594	2,691
Inventory, net of reserve for obsolescence of $354 and $509, respectively	10,447	5,931
Prepaid expenses and other current assets	572	199
Total Current Assets	16,420	20,948

Property and equipment, net of accumulated depreciation and impairment reserves of $9,666 and $9,339, respectively	94	353
Equipment held for sale	2,184	2,370
Intangible assets	805	805
Total assets	$19,503	$24,476

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$4,307	$7,480
Accrued expenses	1,727	220
Advances from officers	-	277
Revolving line of credit	3,996	3,301
Current portion of capital leases payable	204	198
Current portion of long term financing obligation	231	222
Bank notes	6,244	6,947
Total current liabilities	16,709	18,645

Capital leases payable, less current portion	164	236
Long term financing obligation, less current portion, net of discount of $659 and $714, respectively	1,190	1,250
Convertible note to a related party	3,917	3,690
Warrant liability	159	36
Other long term liabilities	98	111
Total Liabilities	22,237	23,968

Stockholders’ equity (deficit):
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94	94
Common stock, $.0001 par value, 40,000,000 shares authorized, 25,525,996 and 24,619,591 shares issued and outstanding, respectively	3	2
Common stock issuable, 634,254 and 400,000 shares, respectively	84	680
Additional paid in capital	52,182	49,833
Accumulated deficit	(55,097)	(50,101)
Total stockholders’ equity (deficit)	(2,734)	508
Total liabilities and stockholders’ equity (deficit)	$19,503	$24,476

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2018 and 2017

(Unaudited)

(Amounts in thousands)

	6/30/2018	6/30/2017
Cash flows from operating activities:
Net loss	$(4,991)	$(1,840)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	337	667
Amortization of discount on Long-term financing obligation	55	146
Loss on sale of property and equipment	26	-
Fair value of vested stock options issued to employees	470	228
Fair value of common stock issuable for services	706	90
(Decrease) increase in allowance for doubtful accounts	69	26
(Decrease) increase in inventory reserve	(155)	-
(Decrease) increase in fair value of warrant liability	123	(3,308)
Fair value of warrants recorded as financing costs	-	978
Accrual of interest on Convertible note to a related party	227	-
Changes in operating assets and liabilities:
Accounts receivable	(972)	(271)
Inventory	(4,361)	(1,032)
Prepaid expenses and other assets	(373)	217
Accounts payable	(3,065)	731
Accrued expenses	1,502	235
Other long term obligations	(13)	(37)
Net cash used in operating activities	(10,415)	(3,170)
Cash flows from investing activities:
Proceeds from sale of property and equipment	96	-
Purchase of property and equipment	(78)	(60)
Net cash provided by (used in) investing activities	18	(60)
Cash flows from financing activities:
Borrowings on line of credit	3,996	205
Repayments of line of credit	(3,301)	-
Principal repayments on capital expansion loan	(703)	(355)
Principal repayments on long term financial obligation	(106)	(90)
Advances from officers	-	500
Repayment of amounts due to officers	(277)	(223)
Principal repayments on capital lease obligation	(110)	(90)
Exercise of warrants	578	-
Proceeds from issuance of convertible note	-	3,083
Net cash used in financing activities	77	3,030
Net decrease in cash	(10,320)	(200)
Cash at beginning of period	12,127	451
Cash at end of period	$1,807	$251

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$615	$861
Non Cash Investing and Financing Activities:
Debt discount on note recognized as warrant liability	$-	$3,083
Property and equipment acquired through capital expansion loan	$-	$723
Dividends on Series A Convertible Preferred Stock	$5	$5
Property and equipment acquired through capital lease	$44	$-
Vendor credits issued for fixed asset purchase	$108	$-

REED’S INC.

NON-GAAP FINANCIAL MEASURE

EBITDA RECONCILIATION

In addition to our GAAP results, the Company presents Modified EBITDA as a supplemental measure of its performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. The Company defines Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time employee severance costs.

Management considers the Company’s core operating performance to be that which its managers can affect in any particular period through their management of the resources that affect the Company’s underlying revenue and profit generating operations that period. Non-GAAP adjustments to the Company’s results prepared in accordance with GAAP are itemized below. Readers are encouraged to evaluate these adjustments and the reasons the Company’s considers them appropriate for supplemental analysis. In evaluating Modified EBITDA, the reader should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Modified EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net income (loss) to Modified EBITDA for the three months ended June 30, 2018 and 2017 (unaudited; in thousands):

	Three Months Ended June 30,
	2018	2017
Net income (loss)	$(3,375)	$153

Modified EBITDA adjustments:
Depreciation and amortization	160	194
Interest expense	435	995
Stock option and RSU compensation	902	178
Financing costs	0	978
Change in fair value of warrant liability	128	(3,299)
Employee severance costs	642	0
Total EBITDA adjustments	$2,267	$(954)

Modified EBITDA	$(1,108)	$(801)

The Company presents Modified EBITDA because its believes it assists investors and analysts in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of core operating performance. In addition, the Company uses Modified EBITDA in developing its internal budgets, forecasts and strategic plan; in analyzing the effectiveness of the Company’s business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with the Company’s board of directors* concerning its financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Modified EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs;

●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.

Set forth below is a reconciliation of net income (loss) to Modified EBITDA for the six months ended June 30, 2018 and 2017 (unaudited; in thousands):

	Six Months Ended June 30,
	2018	2017
Net income (loss)	$(4,991)	$(1,840)

Modified EBITDA adjustments:
Depreciation and amortization	337	813
Interest expense	921	1,513
Stock option and RSU compensation	1,176	318
Financing costs	0	978
Change in fair value of warrant liability	123	(3,308)
Employee severance costs	642	0
Total EBITDA adjustments	$3,199	$314

Modified EBITDA	$(1,792)	$(1,526)